Sony Group Kabushiki Kaisha S-8

Exhibit 4.2

Notice of Granting RSUs

November 27, 2023

Sony Group Corporation

Representative Corporate Executive Officer

Chairman and CEO

Kenichiro Yoshida

In accordance with Article 2.1, Paragraph 2 of the RSU Regulations (defined in (4) below), the Corporation hereby notifies you of the following matters based on the determination made by the Representative Corporate Executive Officer of the Corporation as of November 9, 2023. Capitilized terms used but not defined herein have the meanings assigned to such terms in the RSU Regulations.

(1)	Grant Date

November 27, 2023.

(2)	Number of RSUs to be Granted

The number of RSUs to be granted can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(3)	Vesting of RSUs
(i)	Method of Vesting (plan)

The method of vesting (plan) applicable to the RSUs can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

For details of each plan, please see EXHIBIT (Method of Vesting) of the RSU Regulations.

(ii)	Information on Vesting

The vesting schedule and the number of RSUs scheduled to vest on each Vesting Date, respectively, and, upon the issuance or transfer of the shares to be delivered upon vesting, the notice concerning the subscription and allotment described below can be found on My Equity of Equity Gateway.

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

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(4)	RSU Regulations

(i)	The details regarding the granting of the RSUs, the vesting of the RSUs, the delivery of the shares and the extinguishment of the rights shall be as set forth in the Restricted Stock Units (RSU) Regulations (the “RSU Regulations”) that can be found on Document Library under Resources of Equity Gateway (for the Recipients who are residents of Israel, including the Appendix (for Israeli Residents) to the RSU Regulations (the “Israeli Appendix”) and the Recipients who are residents of China, including the Appendix (for Chinese Residents) to the RSU Regulations (the “Chinese Appendix”)).
HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(ii)	If the RSU Regulations are amended pursuant to Article 5.12 of the RSU Regulations and the Corporation expressly indicates to you in the proposal of the amendment by any of the manners pursuant to Article 5.13 that such amendment shall be retroactively effective to the date of enactment of the RSU Regulations, such amendment shall be retroactively effective to such date of enactment of the RSU Regulations to the extent permitted under applicable law.

(5)	Other Handlings

For the Recipients who are not residents of Japan, the appendix to this notice titled Appendix for Non-Japanese Resident (the “Global Appendix”) shall also apply.

(6)	Confirmation and Consent Regarding Granting of RSUs

By clicking the Accept and Agree button displayed in My Equity of Equity Gateway, it is confirmed that you have understood the contents of this notice as well as the RSU Regulations, and it is deemed that you have agreed to the following matters. If clicking the Accept and Agree button is not confirmed within 60 days from the Grant Date, it will be deemed that you have waived all your rights to receive the RSUs granted to you by this notice:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(i)	The RSUs specified in this notice are hereby granted to you.

(ii)	You will comply with the provisions of the RSU Regulations (including the Israeli Appendix and the Chinese Appendix, to the extent applicable) and this notice (including the Global Appendix, to the extent applicable).

(iii)	For U.S. residents, the U.S. Prospectus that can be found on Document Library under Resources of Equity Gateway is deemed to have been received by you.

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(iv)	When the RSUs granted to you are vested in accordance with the RSU Regulations, the notice concerning the subscription and allotment of the shares to be delivered (fulfilling the requirement of notification pursuant to Article 203, Paragraph 1 and Article 204, Paragraph 3 of the Companies Act of Japan) and, if applicable, the prospectus concerning the offering of the shares to be delivered and its amendments (fulfilling the requirement under Article 15, Paragraph 2 through Paragraph 4 of the Financial Instrument and Exchange Act of Japan) will be posted in Equity Gateway. The documents are deemed to have been received by you when the notice of delivery of such documents is posted on the system.

(v)	You hereby authorize the Corporation or the Corporation’s agent, on behalf of you, (a) to prepare an application form for subscription of shares which have been notified to you in accordance with item (iii) above; (b) to fill out the necessary information and submit such share application form to the Corporation under Article 203, Paragraph 2 of the Companies Act; and (c) to take other measures required to complete the procedures for you to receive the shares pursuant to the RSU Regulations.

(vi)	Pursuant to Article 5.1, Paragraph 3 of the RSU Regulations, when a Group Company withholds any income tax and any other taxes or public charges upon vesting, you shall pay an amount equivalent to such withholding amount by selling a portion of your shares to be delivered upon vesting to cover such amount or by any other method designated by the Group Company.

End

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Sony Group Corporation

Appendix for Non-Japanese Residents (the “Global Appendix”)

Restricted Stock Units

Please read the general wording below and the country specific wording (if any) which may apply depending on your location.

1.	Agreement to Terms and Conditions

By accepting the restricted stock units granted by Sony Group Corporation (the “Corporation”) to you (your “Award”), you also accept the terms and conditions in this Appendix for Non-Japanese Residents (this “Appendix”). The Notice of Granting RSUs, the Restricted Stock Unit Regulations (the “RSU Regulations”), the U.S. Prospectus (if applicable) and this Appendix are the documents that govern your Award (the “Award Documents”).

Capitalized terms not defined in this Appendix will have the meaning given to them in the RSU Regulations.

2.	English Language

In the event of any discrepancy between the English language version of the Award Documents and any versions provided to you in another language, you acknowledge that the English version will prevail. You also confirm that you fully understand the contents of the English language version of the Award Documents. By accepting your Award, you acknowledge that you do not need a translation of the Award Documents.

3.	No Public Offer

Your Award is being offered to you in your capacity as an officer or employee of the Group Companies (as defined in the RSU Regulations). This is a private placement directed at certain directors, officers and key employees of the Corporation or its Group Companies in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus (with the exception of the offer to officers or employees in the United States).

Rights granted to you under the Award are personal and may not be transferred, except in the very limited circumstances prescribed in the applicable Award Documents.

Eligibility to participate in the Award, and any subsequent offers and participation, are not intended to constitute a public offer in any jurisdiction. You should therefore keep all Award Documents confidential and may not reproduce, distribute or otherwise make public any such documents without the Corporation’s express written consent.

4.	Offer Not Generally Registered or Approved; No Prospectus; Resale Restrictions

WARNING: No registration outside of the United States: you acknowledge that the Award and Award Documents have not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. The regulatory bodies in your jurisdiction accept no responsibility for the accuracy and completeness of the statements and information contained in the Award Documents and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Award Documents.

WARNING: No prospectus outside of the United States: you acknowledge that no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in your jurisdiction in connection with your Award.

WARNING: Restricted resale: you acknowledge that the Shares (as defined in the RSU Regulations) you may acquire upon settlement of your Award may be subject to restrictions on transfer and resale in your local jurisdiction. You agree that you will comply with any such restrictions, including that you will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.

5.	Cash Settlement

In any jurisdiction where it would breach any law or regulation to settle your Award in Shares or where for some practical reason the Corporation decides it is necessary or desirable to settle your Award in a form other than in Shares, then your Award will be settled in full or in part in cash. You acknowledge that any dividend equivalent payable in relation to your Award may be settled in cash instead of Shares.

6.	No Legal or Financial Advice

You agree and acknowledge that neither the Corporation, nor any person or entity acting on their behalf has provided you with any legal, investment, tax or financial advice with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award, and you should not rely on the Corporation, nor any person or entity acting on their behalf for an assessment of any legal, investment, tax or financial consequences to you with respect to such participation. Your Award is in no way secured, guaranteed or warranted by the Corporation.

You are advised to exercise caution in relation to the offer and/or grant of your Award. If you are in doubt about any of the contents of the Award Documents, you are advised to consult with your own legal, investment, tax or financial advisor the consequences to you with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award. You acknowledge that you have been given adequate opportunity to obtain such advice.

7.	Data Protection

By accepting your Award, you acknowledge that your Award is subject to any data protection policy, information security documents and any other applicable data privacy policies of the Corporation and/or a third party designated by the Corporation who manages services to administrate your Units and Shares, which are consistent with such policies of the Corporation.

8.	Acknowledgment of Tax Responsibility

In most countries, receiving an Award will have tax consequences, including reporting, compliance and payment liability. By accepting your Award, you acknowledge and agree that all payments made with respect to your Award may be subject to tax and/or social security in the country where you are employed, reside or are otherwise subject to tax. You acknowledge that the Corporation may withhold amounts and make arrangements as considered necessary to meet any tax or social security liability. This may include withholding amounts at the locally applicable maximum rates. Your liability may also exceed any amounts withheld and paid on your behalf.

You acknowledge that the Corporation does not guarantee any particular tax treatment in relation to your Award and you agree to be responsible for and bear any liability for any personal tax and social security charges, or similar charges, that arise in respect of your Award or your participation in the RSU Regulations. You agree to indemnify the Corporation and agree to make any arrangements deemed appropriate by the Corporation in order to satisfy such payments.

You agree to enter into any tax elections as may be requested by the Corporation for particular tax and/or social security treatment, whether in respect of your Award or any Shares acquired by you on the vesting of your Award.

Any tax information provided is for reference purposes only.

The Corporation is not providing any tax advice to you and you should consult your own tax advisor regarding the tax consequences of your Award.

9.	Adequate Information

By accepting your Award, you certify that you: (i) have been given all relevant information and materials with respect to the Corporation’s operations and financial condition and the terms and conditions of the Award as set out in the Award Documents; (ii) have read and understood such information and materials; (iii) are fully aware and knowledgeable of the terms and conditions of the Award as set out in the Award Documents; (iv) completely and voluntarily agree to the terms and conditions of the Award as set out in the Award Documents; and, (v) consent to the use of electronic communications in connection with your Award and the RSU Regulations and consent to contracting electronically with the Corporation (or other parties, as applicable). All Award Documents may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties.

The information provided does not take into account your objectives, financial situation or needs.

You have had the opportunity to ask questions and receive answers from the Corporation regarding the contents and the terms and conditions of the Award Documents. If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

10.	Risk Warnings

Share price risk: there is a risk that the Shares awarded to you under the RSU Regulations may fall as well as rise in value. Market forces will impact the price of the Shares awarded to you, and in the worst case, the market value of the Shares may become zero. You agree that the Corporation and its Group Companies are not liable for any loss due to movements in Share value. More information in relation to the Corporation, including the share price, can be found at https://www.sony.com/en/SonyInfo/IR/.

Currency risk: As the Shares are traded in Japanese Yen, which is not the currency in your jurisdiction, the value of the Shares awarded to you may also be affected by movements in the exchange rate. You agree that the Group Companies are not liable for any loss due to changes in any exchange rate or any charges imposed in relation to the conversion or transfer of money.

11.	No Retention or Employment Rights

All benefits granted under any Award, are an extraordinary payment and may not, in any way, be considered part of your normal remuneration. All Awards are personal to you and are non- transferable.

The forfeiture (including reduction, cancellation or recoupment) provisions relating specifically to your participation under the RSU Regulations are prescribed in the Award Documents. Nothing in the Award Documents: (i) will be taken into account in determining your wages, salary, remuneration or severance pay upon termination of your employment for any reason (whether or not found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of the your employment or service agreement, if any), bonuses, pension or retirement payments, or any similar payments to any of the foregoing; (ii) provides you with the right to receive a grant of awards in the future; (iii) has any influence on the terms or amount of any award that you may be granted in the future; (iv) provides or implies any expectation or right to your continued employment or service with the Corporation and/or any company within the Sony Group or, (v) guarantees that awards will vest.

You acknowledge that the Corporation’s decision to grant your Award is strictly discretionary and that you have no automatic right to participate in the RSU Regulations. The Corporation may at any time in its sole discretion, decide to modify, suspend or cease offering future Awards to employees.

You acknowledge that you are not automatically entitled to the exercise of any discretion under the RSU Regulations in your favour and that you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage. You accept that decisions made on behalf of the Corporation in respect of the Award Documents are final and binding in all respects.

You agree to waive all rights which might arise in connection with the RSU Regulations, other than the right to acquire Shares or cash (subject to and in accordance with the RSU Regulations), in consideration for and as a condition of your Award.

You acknowledge that you do not have any right to compensation or damages for any loss (actual or potential) in relation to the RSU Regulations or your Award.

You acknowledge that no Award Document forms part of your employment or service agreement with your employing entity and the Award Documents do not in any way change the terms of such agreement. The RSU Regulations are offered and administered by the Corporation and not by your employing entity (if different). All Award Documents, and any links by which you may access these documents, originate from and are maintained by the Corporation.

12.	Exchange Controls & Reporting Requirements

You agree that you are solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to you with respect to your Award, and the Corporation will not be responsible for obtaining exchange control approval on your behalf. In the event that you fail to obtain any required exchange control approval, the Corporation will not be liable in any way for any resulting fines or penalties. You should seek independent professional advice if you are unsure about your foreign exchange obligations as a result of your participation in the RSU Regulations.

13.	Insider Trading & Market Abuse

You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of any relevant dealing policy) may from time to time apply to the Awards and related benefits, and may prohibit or delay actions or decisions in relation to such payments or benefits. You agree that you are solely responsible for compliance with such rules and that the Corporation is not liable for any loss due to such rules or for any breaches of such rules by you.

14.	Mobile Employees

If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and the vesting period of your Award, or that you are or may be subject to tax in more than one country, you are strongly encouraged to inform the Corporation and to speak with a personal tax advisor regarding the tax treatment of your Award.

15.	Severability

In the event any provision or part of this Appendix is found to be invalid or unenforceable, the other provisions of this Appendix shall remain effective and not be affected thereby.

16.	Governing Law

The RSU Regulations are governed as prescribed in the RSU Regulations and you waive any entitlement to have any Award related disputes determined under an alternative jurisdiction except as required by applicable laws.

European Union specific wording

17.	If you are subject to the laws of an EU Member State

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus in the EU does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is 1,353,928.

Country specific wording

18.	If you are subject to the laws of Australia

Securities: The offer to participate under the RSU Regulations is made in reliance of Division 1A of Part 7.12 of the Corporations Act 2001 (Cth) (Act).

A copy of the RSU Regulations is available in the HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB. The Corporation undertakes, on request, at no charge and within 10 business days, to provide you with a full paper copy of the RSU Regulations.

Any documents and/or information given by the Corporation, your employer, the nominee and /or any Group Company in connection with any offer made under the RSU Regulations or any Award granted pursuant to the RSU Regulations is general advice only and does not take into account your objectives, financial situation and needs. This document does not constitute investment advice and does not constitute financial product advice as defined in the Act and the Corporation makes no recommendation about whether you should participate in this offer. You should consider obtaining your own financial product advice from a suitably qualified and licensed financial, taxation or other professional adviser regarding your participation in the RSU Regulations based on your own personal circumstances.

Grant: You cannot acquire any Awards earlier than 14 days after the date on which you receive the Notice of Granting RSUs.

Acquisition price: Awards will be acquired free of charge, and the Shares you may acquire upon vesting of your Award will be acquired at the market value on acquisition in an acceptable method of payment specified by the Corporation or the applicable Group Company.

Please note that the market value of the Shares can be ascertained by visiting the website of the Tokyo Stock Exchange at the following link: https://www.jpx.co.jp/. The Australian dollar equivalent of that price can then be ascertained by applying the prevailing exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Nominee: Any Shares you acquire from your Award may be held in a nominee account on your behalf after vesting. A copy of the terms and conditions relating to the nominee arrangement can be found here: HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB. The Corporation undertakes, on request, at no charge and within 10 business days, to provide you with a full copy of the terms and conditions relating to the nominee arrangement.

Risk warning: As with any investment, there may be risks involved in receiving a grant of Awards and acquiring Shares upon the vesting of Awards. To the extent you are eligible to receive Awards or Shares, factors such as, but not limited to, performance of the Corporation and/or the Group Companies, the performance of the economy, general financial market conditions, and movements in the JPY/AUD exchange rate may impact the extent to which the conditions attached to your Awards are satisfied, and/or the market value of the Shares (which may fluctuate and fall depending on those factors) – this will impact the value of any Shares you may receive upon exercise of your Awards, the value of any Shares and the value you ultimately receive when you sell or transfer any of your Shares.

The above information comprises general information only about the risks of acquiring and holding Shares. There may be other risks relating to the RSU Regulations that are specific to your circumstances. As a result, it is recommended that you seek advice from a licensed professional as to whether or not participation in the RSU Regulations is suitable for you.

Misleading statements and omissions:

(a)	The RSU Regulations and any ancillary documents (together, Offer Disclosure Information) are taken to include any term that is required to be included by s 1100Z(1) of the Act together with those matters that may be included in accordance with s 1100Z(3) of the Act.

(b)	This means that in respect of the Offer Disclosure Information (among other matters):

(i)	it must not include any misleading or deceptive statements and must not omit any information that would result in the Offer Disclosure Information being misleading or deceptive;

(ii)	the Corporation must provide you with updated RSU Regulations (Subsequent Disclosure Information) as soon as practicable after becoming aware that the original documents have become out of date or otherwise not correct in a material respect; and

(iii)	if you, after receiving the Offer Disclosure Information or Subsequent Disclosure Information (as applicable), have suffered loss or damage because of a contravention of (i) or (ii) above, you may be able to recover the amount of that loss or damage from certain persons (including the Corporation, any of its directors or any person named in the relevant Offer Disclosure Information or Subsequent Disclosure Information (as applicable) with their consent) as provided for in s 1100Z(2) of the Act but such a person will not be liable for any such loss or damage in certain circumstances set out in s 1100Z(3) of the Act, including where that person made all inquiries (if any) that were reasonable in the circumstances and after doing so believed on reasonable grounds that the statement was not misleading or deceptive.

Other terms required by the Act:

(a)	The terms of the offer include (as if they were set out in full in the offer) each other term (if any) as is required to be included in the terms of the offer by:

(i)	Division 1A of Part 7.12 of the Act (in order for that Division to apply) so as to ensure that the offer of Awards under this offer is covered by section 1100Q of the Act; or

(ii)	any other applicable law.

(b)	If the Corporation becomes aware of any such term, it will, on request by you, provide a copy of the full terms of the offer which include that term.

Data Protection: You consent to your employer, any of its related bodies corporate or any third-party, collecting the personal information (including sensitive information) necessary to administer the plan and disclosing any personal information necessary to administer the plan to the Corporation, any of its related bodies corporate or any third-party engaged to assist in implementing the RSU Regulations, who may be situated in or outside Australia including in jurisdictions that may not afford your information the same level of protection as under Australian laws do; and your employer will not be required to take steps to ensure that the Corporation, any of its related bodies corporate or any third-party engaged to assist in implementing the RSU Regulations do not breach the Australian Privacy Principles.

You acknowledge that neither the Corporation (nor any other company within the Sony Group) will be required to take steps to ensure that any of its related bodies corporate or any third-party engaged to whom your personal information is disclosed do not breach data privacy principles.

Tax: This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies, subject to the requirements in that Act.

19.	If you are subject to the laws of Brazil

The Awards have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (CVM). Therefore, the Awards will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

If you are employed in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your Award or the Shares acquired upon settlement of your Award; and (ii) your employer does not guarantee a specified level of return on your Award or the Shares.

20.	If you are subject to the laws of Canada

Resale: In addition to any restrictions on resale and transfer noted in the Award Documents, Shares acquired pursuant to the Award Documents will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such Shares.

Securities: By accepting your Award, you represent and warrant to the Corporation that your participation under the RSU Regulations is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Settlement of Awards: Your Award cannot be settled in cash or using Shares purchased on the market. Your Award will only be settled using treasury Shares or newly issued Shares of the Corporation.

21.	If you are subject to the laws of China

The RSU Regulations and your employing entity have been registered with the State Administration of Foreign Exchange in China (SAFE), to enable you to receive Shares under the RSU Regulations. As a term of the SAFE consent, certain procedures must be followed.

You agree that you shall acquire the Shares by paying cash in an amount equal to the Issue/Disposal Price (as defined in the RSU Regulations) to the Corporation. You further agree that in order to assist with your acquisition of the Shares, your employer is authorized to pay such amount on behalf of you and Sony (China) Limited is authorized to first receive such amount and then transfer it through its foreign exchange special bank account to the Corporation.

By accepting your Award you acknowledge that if you sell all or part of the Shares held by you, which were acquired in connection with your Award(s) in accordance with the RSU Regulations, the proceeds of such sale shall be repatriated to your account in China (to the extent you have not already sold such Shares) within 6 months upon receipt of the proceeds. For the avoidance of doubt, this restriction applies whether you have ceased your employment or not.

You agree that the Corporation is authorised to instruct its designated broker to assist with the repatriation of sale proceeds of such Shares (on your behalf pursuant to this authorisation) and you expressly authorise the Corporation’s designated broker to complete the repatriation of sale proceeds of such Shares. You acknowledge that the Corporation’s designated broker is under no obligation to arrange for the repatriation of sale proceeds of such Shares at any particular foreign exchange rate.

Upon the sale of the Shares, the Corporation agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your Award and legally applicable to you.

You agree that the Corporation and/or other companies in the Sony Group (including your employer) may provide your information to any third parties (including persons acting as agents or external consultants of the Corporation and/or other companies in the Sony Group (including your employer)) for the purpose of management and registry of the RSU plan and your Award, and you understand that you will be duly provided with such third party recipient’s name and contact information. Also, you agree that the Corporation and/or other companies in the Sony Group (including your employer) may transfer your personal information to countries and regions outside of mainland China for the purpose of management and registry of the RSU plan and your Award.

The collection, use, process and transfer of your personal information is subject to the PRC Personal Information Protection Law and you are entitled to statutory rights and remedies thereunder. In order to exercise such rights, you can contact the Secretariat of the Stock Option Plan, Corporate Human Resources, Sony Group Corporation or the Human Resources Department of Sony Corporation of America (the contact information will be provided separately).

22.	If you are subject to the laws of India

The securities described in the Award Documents are being offered only to a select number of qualifying employees of the Corporation, its subsidiaries or any associated company. Such employees may not be acting on behalf of or as an agent for any other person. Securities under the RSU Regulations will not be available for subscription or purchase by any other person.

The Award Documents do not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website of the Corporation is not a prospectus under the applicable laws for the time being in force in India. The Corporation does not intend to market, promote, or invite offers for subscription or purchase of the securities of any body corporate by virtue of providing you with any of the Award Documents. The information provided in the Award Documents is for record only. Any person who subscribes or purchases securities of any body corporate should consult their own investment advisers before making any investments. The Corporation shall not be liable or responsible for any such investment decision made by any person.

23.	If you are subject to the laws of Malaysia

If you are employed in Malaysia, you should note that the grant of Awards in Malaysia constitutes or relates to an 'excluded offer', 'excluded invitation' or 'excluded issue' pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007.

Copies of the Award Documents may have been delivered to the Securities Commission of Malaysia. The Award Documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

24.	If you are subject to the laws of Portugal

Your Award and the benefits provided under the Award are in no way secured, guaranteed or warranted by the Corporation or your employer and the Corporation and your employer does not guarantee a specified level of return on your Award or the Shares you receive upon settlement of your Award. You expressly acknowledge that there is no obligation on the part of the Corporation or your employer to implement the RSU Regulations and grant any Award in subsequent years.

25.	If you are subject to the laws of Singapore

You acknowledge that the Award Documents have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Appendix and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Awards under the RSU Regulations are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

26.	If you are subject to the laws of South Korea

If you are employed in the Republic of Korea then, notwithstanding anything set forth in the Award Documents, your Award is granted by Sony Group Corporation, not your local employer.

27.	If you are subject to the laws of Switzerland

The offering of Awards under the RSU Regulations in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (FinSA) because such offering by the Corporation is made exclusively to current or former members of the board of directors, members of the management board or employees of the Corporation and its affiliates. The Award Documents do not constitute a prospectus pursuant to FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of Awards.

28.	If you are subject to the laws of the UK

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is 1,353,928.

Nothing in the terms of the Awards or any communication issued to you in connection with the Awards is intended to constitute investment advice in relation to the Awards. If you are in any doubt as to whether to proceed in participating under the RSU Regulations or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorised independent adviser.

29.	If you are subject to the laws of the United States

(1)	Fair Market Value.

For purposes of determining any income tax imposed on you, unless otherwise determined by the Corporation, fair market value shall be the closing price of the Corporation’s common stock on the Tokyo Stock Exchange (“TSE”) as of the trading day immediately preceding the Vesting Date. In the event that the common stock ceases to trade on the TSE, fair market value shall be as determined by the Corporation in its sole discretion.

(2)	Section 409A of the Code.

If you are a U.S. taxpayer, the intent of the parties is that your grant of Awards under the RSU Regulations complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, including the exemptions therefrom (“Section 409A”), and, with respect to Awards granted to U.S. taxpayers, the RSU Regulations shall be administered accordingly, and interpreted and construed on a basis consistent with such intent, to the maximum extent permitted by applicable law . To the extent that any provision of the RSU Regulations would fail to comply with the applicable requirements of Section 409A, the Corporation may, in its sole and absolute discretion and without requiring your consent, make such modifications to the RSU Regulations and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Corporation shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. Such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation of the applicable provision without violating the provisions of Section 409A. You acknowledge that the Corporation is authorized to amend the RSU Regulations, to void or amend any election made by you under the RSU Regulations, and/or to delay the payment of any amount or benefit under the RSU Regulations, in each case, in such manner as may be determined by the Corporation, in its sole and absolute discretion, to be necessary and appropriate to comply with Section 409A. You hereby release and hold harmless the Corporation, its directors, officers, and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees, or other liability incurred by you as a result of the application of Section 409A. Nothing in the RSU Regulations shall be construed as a guarantee of any particular tax effect for your Award and the Corporation does not guarantee that any compensation or benefits provided under the RSU Regulations will satisfy the provisions of Code Section 409A. In no event shall the Corporation be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to you hereunder based on the Corporation’s reasonable good-faith interpretation of Section 409A. By accepting the Award, you hereby indemnify the Corporation for any liability that arises as a result of Section 409A with respect to your Award.

Notwithstanding anything in the RSU Regulations, the date of issuance or the transfer of the Shares may be no later than two and a half months following the calendar year in which your Award vests.

(3)	Compliance with law.

If the disposition of Shares you acquired pursuant to the RSU Regulations is not covered by any registration statement under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Corporation may require you, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares you acquired are acquired for investment only and not with a view to distribution and that such Shares shall be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.